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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
BankWest, National Association

     We consent to inclusion of our reports dated November 11, 1996, and September 6, 1996, with respect to the balance sheets of BankWest, National Association as of September 30, 1996, December 31, 1995, 1994 and 1993, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and for the nine-month period ended September 30, 1996, which reports appear in the Form S-4 of BankWest Financial, Inc. and to the reference to our firm under the heading "Information Concerning Accountants" in the Prospectus/Proxy Statement.

                                 GALUSHA HIGGINS & GALUSHA





Missoula, Montana
January 6, 1997